UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): December 12, 2024

CVR PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35120	56-2677689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 207-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common units representing limited partner interests	UAN	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

The general partner of CVR Partners, LP (the “Partnership”), is indirectly wholly owned by CVR Energy, Inc. (“CVR Energy”). In addition, CVR Energy indirectly owns approximately 37% of the common units representing limited partner interests of the Partnership. David L. Lamp, the Executive Chairman and a member of the Board of Directors of the general partner of the Partnership, is employed by an indirect subsidiary of CVR Energy. Mr. Lamp also serves as CVR Energy’s President and Chief Executive Officer and as a member of CVR Energy’s Board of Directors (the “CVI Board”).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2024, CVR Energy entered into an employment agreement, effective January 1, 2025 (the “Employment Agreement”), with Mr. Lamp, which is expected to supersede and replace Mr. Lamp’s prior employment agreement dated December 22, 2021 (the “Existing Agreement”) upon its expiration on December 31, 2024. Pursuant to a separate corporate master services agreement dated to be effective January 1, 2020, the Partnership reimburses CVR Energy or its subsidiaries for that portion of the costs associated with the compensation and benefits paid to Mr. Lamp associated with his performance of services as Executive Chairman of the Partnership.

The Employment Agreement contains terms substantially similar to the Existing Agreement, except with respect to the Incentive Payment and PU Award Agreement (each as defined in the Existing Agreement), subject to certain changes or terms described herein. Under the terms of the Employment Agreement, Mr. Lamp’s base salary will increase from $1,100,000 to $1,200,000 effective January 1, 2025. In addition to his eligibility to receive an annual cash bonus with a target equal to 150% of his base salary under the performance-based bonus plan approved by the Compensation Committee of the CVI Board (the “CVI Compensation Committee”), Mr. Lamp is also entitled to receive an annual award (“LTIP Award”) equal to 150% of his base salary under or in connection with CVR Energy’s Second Amended and Restated 2007 Long Term Incentive Plan, or its successor, which LTIP Awards are expected to vest ratably on each of the three years following the grant date, subject to certain customary forfeiture and acceleration provisions and the terms of the applicable award agreement. Mr. Lamp is also entitled to participate in such health, insurance, retirement and other employee benefit plans and programs of CVR Energy as in effect from time to time on the same basis as other senior executives of CVR Energy. The Employment Agreement also entitles Mr. Lamp to certain severance payments in the event his employment is terminated for any reason (including at the expiration of the Employment Agreement) other than (a) by CVR Energy for Cause (as defined in the Employment Agreement) or (b) by Mr. Lamp without Good Reason (as defined in the Employment Agreement) and without the provision of six months’ notice of termination, subject in each case to applicable deductions and withholdings as well as the terms and conditions of the Employment Agreement, including the execution of a release of claims and compliance with six-month non-competition and non-solicitation restrictions and certain other restrictive covenants contained therein, as follows:

–Payment of the annual bonus under the applicable performance-based bonus plan (the “Plan”) approved by the CVI Compensation Committee for the year of termination at target, prorated based on his date of termination, provided that payout for any termination occurring on December 31 will be payable based on actual achievement as determined by the CVI Compensation Committee under the Plan;

–A cash payment equal to the value of all unvested incentive units underlying each LTIP Award existing on the date of termination, as described in the Employment Agreement;

–A cash payment equal to the value of one annual LTIP Award at target prorated based on the time that elapsed from his last annual LTIP Award and his date of termination; and

–A cash payment of $3 million, multiplied by a fraction (not to exceed one) where the numerator is the number of completed months from January 1, 2025 through his date of termination and the denominator is 24.

The Employment Agreement expires on December 31, 2026, unless earlier terminated by CVR Energy or Mr. Lamp in accordance with the terms thereof and contains other terms customary for agreements of this type, including confidentiality, non-disparagement and non-competition obligations.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Employment Agreement, dated as of December 12, 2024, by and between CVR Energy, Inc. and David L. Lamp.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2024

CVR Partners, LP
By: CVR GP, LLC, its general partner

By:	/s/ Dane J. Neumann
Dane J. Neumann
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary